Exhibit 99.1

NYSE Amex Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Completes $20 Million Financing

Casper, Wyoming, December 29, 2010 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex and TSX: URZ; Frankfurt: U9E) is pleased to announce that it has completed its “at-the-market” financing and has raised US$20 million in gross proceeds through Haywood Securities (USA) Inc., acting as agent.

Uranerz Energy Corporation now has approximately $36 million in its treasury, and there are 70,781,433 shares issued and outstanding. The Company is well-positioned in anticipation of receipt of the required licenses and permits to begin construction of the Nichols Ranch ISR Uranium Project.

About Uranerz
Uranerz Energy Corporation is a U.S.-based uranium company focused on achieving near-term commercial in-situ recovery (“ISR”) uranium production in Wyoming, the largest producer of uranium of any U.S. state. The Uranerz management team has specialized expertise in the ISR uranium mining method, and has a record of licensing, constructing and operating commercial ISR uranium projects.

Uranerz Energy Corporation is listed on the NYSE Amex and the Toronto Stock Exchange under the symbol “URZ,” and listed on the Frankfurt Stock Exchange under the symbol “U9E.”

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at info@uranerz.com. Alternatively, please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the SEC at www.sec.gov or visit the Company’s profile on SEDAR at www.sedar.com.

Forward-looking Statements

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to the Company’s anticipation that it will receive permits and licenses to begin construction of the Nichols Ranch ISR Uranium Project, anticipated use of proceeds, future production, planned development, capital, the availability of future financing for exploration or development, the regulatory approval of planned operations, and other plans, estimates and expectations. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined in the Company’s most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities regulators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking information or forward-looking statements, except as required by law.